Exhibit 4.19

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is made on November 1, 2021 by and among:

1.
Shanghai Fuxi Information Technology Service Co., Ltd. , a wholly foreign-owned enterprise duly established and existing under the laws of the PRC (the uniform social credit code: 913100003216954485) having its registered address at Room 213, No. 865, 867, 869 and 877, Qiujiang Road, Jing’an District, Shanghai (“Party A” or the“Pledgee” );

2.
Shanghai Four Seasons Education Investment Management Co., Ltd. , a limited liability company duly established and existing under the laws of the PRC (the uniform social credit code: 913101097989561824) having its registered address at Room 306, Suite C, No. 1505, Xinshi North Road, Hongkou District, Shanghai (“Party B”);

3.
Peiqing Tian, an individual (the ID Card No.: *** ) having his residential address at Room 402, No. 17, Tian Lin Shi Yi Village, Xuhui District, Shanghai (“Party C1”);

Suhua Zhu, an individual (the ID Card No.: ***) having his residential address at Room 1403, No. 1515, Changning Road, Changning District, Shanghai (“Party C2”).

(Party C1 and Party C2, collectively, “Party C” or the “Pledgors”)

(The aforesaid shall be individually referred to as a “Party” or collectively referred to as the “Parties”.)

WHEREAS:

1.
As of the effective date of this Agreement, the Pledgors jointly have the ownership of 100% equity interests of Party B, and the Pledgors’ capital contribution and shareholding ratio in the Company are shown in Annex I.

2.
In accordance with the Exclusive Call Option Agreement entered into by and among the Parties, upon completion of the transfer of equity on November 1, 2021, to the extent that the PRC Laws permit and subject to relevant conditions, if Party A, at its own discretion, proposes a purchase request, Party C shall, at the request of Party A, transfer all or part of equity interests held by it in Party B to Party A and/or any other entity or individual as designated by Party A.

3.
In accordance with the Shareholder Voting Rights Proxy Agreement entered into by and among the Parties on November 1, 2021, Pledgors irrevocably and fully delegates the exercise of all of its shareholder voting rights in the Company to the person then designated by Pledgee on behalf of Pledgors.

4.
In accordance with the Exclusive Service Agreement entered into by Pledgee and the Company on November 1, 2021, the Company exclusively engages Pledgee to provide relevant technical services and consulting services and agrees to pay the corresponding service fees to Pledgee for such technical services and consulting services.

5.
As a security for the performance by Pledgors and of the Contractual Obligations and the discharge of the Secured Debts, Pledgors are willing to create a pledge over all equity interests held by them in the Compnay in favor of Pledgee and grant Pledgee the first ranking pledge, and the Company agrees on such equity pledge arrangement.

Therefore, the Parties, through friendly negotiation, hereby agree as follows.

1.
Definition and Interpretation

Unless the context otherwise requires, in this Agreement, the following terms shall be construed as follows:

“Contractual Obligations” shall mean the obligations of Pledgors under the Exclusive Call Option Agreement and the Shareholder Voting Rights Proxy Agreement; the obligations of the Company under the VIE Agreements, and; the obligations of Pledgors and the Company under this Agreement.

“Secured Debts” shall mean all direct, indirect or derivative losses and foreseeable benefit losses incurred by Pledgee due to any Default Event occurring on the part of Pledgors and/or the Company, including but not limited to, reasonable business plans and profit projections of Pledgee, fees payable by the Company under the Exclusive Service Agreement, and all fees arising out of the act of Pledgee to force Pledgors and/or the Company to perform their Contractual Obligations.

“VIE Agreements” shall mean the Exclusive Service Agreement, the Exclusive Call Option Agreement, the Shareholder Voting Rights Proxy Agreement.

“Default Event” shall mean any of the following: any Pledgor violates any of their Contractual Obligations under the Exclusive Call Option Agreement and the Shareholder Voting Rights Proxy Agreement; the Company violates any of its Contractual Obligations under VIE Agreements.

“Pledged Equity” shall mean Pledgee’s equity and interests legally owned by Pledgors when this Agreement comes into force and pledged to Pledgee as a security for the performance by the Company and Pledgors and of the Contractual Obligations in accordance with this Agreement (the specific pledged equity of each Pledgor is shown in Annex I), and the increased capital contribution made in accordance with Clause 2.6 and Clause 2.7 of this Agreement and relevant dividends.

“PRC Law” shall mean the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China in effect at the time.

Any reference to any PRC Law in this Agreement shall be deemed to (1) include references to amendments, changes, additions and re-enactments of such PRC Law, whether in force before or after the conclusion of this Agreement; and (2) include references to other decisions, notifications and regulations made in accordance with or in force as a result thereof its provisions

Unless the context of this Agreement indicates otherwise, references in this Agreement to terms, clauses, items, paragraphs are to the corresponding sections of this Agreement.

2.
Equity Pledge
2.1.
As the collateral for the timely and full payment of the Secured Debts and the performance of the Contractual Obligations, Pledgors hereby create a first ranking pledge over the Pledged Equity that it legally owns and has the right to dispose of in favor of Pledgee in accordance with this Agreement. The Company agrees that Pledgors may create pledge over the equity interests in favor of Pledgee in accordance with this Agreement.

2.2.
Pledgors agree and undertake that, upon the execution of this Agreement, Pledgors shall immediately record the equity pledge arrangement hereunder on the register of shareholders of the Company on the date on which this Agreement is executed. And Pledgors further undertake that they shall use their best efforts and take all necessary means to apply to the appropriate industrial and commercial administration authorities for registering the creation (or change) of the equity pledge under this Agreement. Pledgors and Pledgee shall submit all necessary documents and carry out all necessary procedures in accordance with PRC Laws and the requirements of the relevant industrial and commercial administration authorities to ensure that the equity pledge is registered as soon as possible after the application is submitted.

2.3.
Within the term of this Agreement, Pledgee shall not be liable for any decrease in the value of the equity interests, unless it is due to Pledgee’s willful misconduct or gross negligence, nor shall Pledgors be entitled to the right of recourse in any form or propose any claim against Pledgee.

2.4.
Without prejudice to the provisions in Clause 2.3 of this Agreement, if there is any possibility that the value of the equity interests may decrease significantly, as a result of which the rights of Pledgee may be impaired, Pledgors agree that Pledgee may act on behalf of Pledgors to auction or sell the equity interests at any time and reach an agreement with Pledgors to use the amount received from the such auction or sale to prepay the Secured Debts or lodge such amount with the notary office at the place where Pledgee is located (any fee arising therefrom shall be paid from the amount received from the auction or sale). In addition, Pledgors shall provide other properties to the satisfaction of Pledgee as a security.

2.5.
Upon the occurrence of any Default Event, Pledgee shall have the right to dispose of the Pledged Equity in the manner set forth in Clause 4 hereof.

2.6.
During the term of this Agreement, with Pledgee’s prior written consent, Pledgors may increase their capital contribution to the Company. The increased capital contribution made by Pledgors in the Company shall also constitute the Pledged Equity and relevant equity pledge registration shall be completed as soon as possible.

2.7.
During the Term of Pledge, to the extent that the PRC Law permits, Pledgee has the right to receive any distributions, dividends or other distributable interests arising from the equity interests. With the prior written consent of Pledgee, Pledgors may receive dividends or distributions in respect of the Pledged Equity. The dividends or distributions received by Pledgors in respect of the Pledged Equity shall be deposited in the designated account of Pledgee, held in escrow by Pledgee, and shall first be used to satisfy the Secured Debts.

3.
Release of Pledge
3.1.
Upon full and complete performance of all Contractual Obligations and satisfaction of all Secured Debts by Pledgors and the Company, Pledgee shall, at the request of Pledgors, at the earliest reasonably practicable time, release the pledge of equity interests under this Agreement, and cooperate with Pledgors in the cancellation of the registration of the pledge of equity interests in the register of shareholders of the Company and the registration of the cancellation of the pledge in the relevant industrial and commercial administration authorities, and the reasonable costs arising from the release of the pledge of equity interests shall be borne by Pledgee.

4.
Disposal of the Pledged Equity
4.1.
The Parties agree that if any Default Event occurs, Pledgee shall, after giving a written notice to Pledgors, have the right to exercise all remedies available to it in accordance with the PRC Laws and regulations, the VIE Agreements and this Agreement, including (but not limited to) the auction or sale of the pledged equity for priority payment. Pledgee shall not be liable for any loss arising from the reasonable exercise of such rights and powers by it.

4.2.
Pledgee has the right to appoint its legal counsel or other proxy in writing to exercise any and all of its rights mentioned above, and Pledgors or the Company shall not propose any objection.

4.3.
Pledgee has the right to deduct the actual fees in connection with its exercise of any or all rights and powers mentioned above from the amount received from its exercise of the rights.

4.4.
The amount received by Pledgee from the exercise of its rights and powers shall be used to pay following items in the order set forth below:

First: all the fees in connection with the disposal of the Pledged Equity and the exercise by Pledgee of its rights (including the compensation paid to its legal counsel and proxy);

Second: the taxes payable in connection with the disposal of the Pledged Equity; and

Third: the Secured Debts owed to Pledgee.

If there is any remaining amount after the deduction of above items, Pledgee shall return such remaining amount to Pledgors or other person who has the right to such amount according to the relevant laws and regulations or withdraw the balance to the notary office at the place where Pledgee is located (any expenses arising therefrom shall be borne by Pledgee).

4.5.
Pledgee has the right to exercise any of its remedies at the same time or in a sequential order, and Pledgee’s exercise of its right to auction or sell the Pledged Equity under this Agreement is not subject to the prior exercise of any other remedy.

5.
Fee and Expense
5.1.
All actual expenses in connection with the creation of the equity pledge under this Agreement, including but not limited to any stamp duty, any tax, charge and legal fee, shall be assumed by Pledgee.

6.
Continuity and No Waiver
6.1.
The equity pledge hereunder is a continuous guarantee, and shall remain valid until the full performance of the Contractual Obligations or the full repayment of the Secured Debts. Exemption or grace period by Pledgee for any breach or delay by Pledgee in its exercise of any of its rights under the VIE Agreements and this Agreement shall not affect the rights of Pledgee pursuant to this Agreement, relevant PRC Laws and VIE Agreements to demand at any time hereafter the strict performance of the VIE Agreements and this Agreement by Pledgors and the Company, or the rights that Pledgee may have arising from subsequent breach of the VIE Agreements and/or this Agreement by Pledgors and the Company.

7.
Representations and Warranties of Pledgors

Each Pledgor represents and warrants to Pledgee that:

7.1.
Pledgor is a citizen of the PRC, have full capacity for civil conduct and may execute this Agreement pursuant to law and assume legal obligations in accordance with this Agreement.

7.2.
All reports, documents and information provided by Pledgors to Pledgee before this Agreement comes into force in connection with Pledgors and all matters as required for this Agreement are true, accurate and complete in material respects when this Agreement comes into force.

7.3.
All reports, documents and information provided by Pledgors to Pledgee after this Agreement comes into force in connection with Pledgors and all matters as required for this Agreement are true, valid and complete in material respects when they are provided.

7.4.
At the time when this Agreement comes into force, Pledgors are the sole legal owners of the Pledged Equity and have the right to dispose of the Pledged Equity, and there is no dispute on the ownership of the Pledged Equity.

7.5.
Except for the security interest established on the Pledged Equity pursuant to this Agreement and the rights under VIE Agreements, the Pledged Equity is free of any other security interest or third party interest and any other restrictions.

7.6.
The Pledged Equity can be pledged and transferred in accordance with law, and Pledgors have full rights and powers to pledge the Pledged Equity to Pledgee in accordance with this Agreement and have the right to dispose of all or any part of the Pledged Equity.

7.7.
This Agreement, once duly signed by Pledgors, constitutes the legal, effective and binding obligation of Pledgors.

7.8.
Any consent, license, waiver or authorization required to be obtained from any third person or any approval, permit, exemption of any government authority, or any registration or filing formalities (if required by laws) with any government authority in respect of the execution and performance of this Agreement and the equity pledge under this Agreement has been obtained or completed, and will be fully effective during the term of this Agreement.

7.9.
The execution and performance by Pledgors of this Agreement are not in violation of or conflict with any applicable laws, or any agreement to which it is a party or which is binding on its assets, any judgment by the court, any arbitration award by the arbitration institution, or any decision by administrative authority.

7.10.
The pledge under this Agreement constitutes the first ranking security interest over the Pledged Equity.

7.11.
All taxes and fees payable for the acquisition of the Pledged Equity have been fully paid by Pledgors.

7.12.
There is no pending or, to the knowledge of Pledgors, threatening litigation, legal proceeding or claim in any court or arbitral tribunal against Pledgors or their assets or the Pledged Equity, and, meanwhile, there is no pending or, to the knowledge of Pledgors, threatening litigation, legal proceeding or claim in any governmental authority or administrative authority against Pledgors or their assets or the Pledged Equity, which will have adverse effect on the economic condition of Pledgors or their abilities to perform the obligations and security liabilities under this Agreement.

7.13.
The above representations and warranties made by Pledgors to Pledgee will be true, accurate and complete at any time and in any condition prior to the full performance of the Contractual Obligations or full discharge of the Secured Debts, and will be fully complied with.

8.
Representations and Warranties of the Company

The Company represents and warrants to Pledgee that:

8.1.
The Company is a limited liability company registered and duly existing in accordance with the PRC Law, having independent legal person status. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can act as a party in litigation independently.

8.2.
All reports, documents and information provided by the Company to Pledgee before this Agreement comes into force in connection with the Pledged Equity and all matters as required for this Agreement are true, accurate and complete in material respects when this Agreement comes into force.

8.3.
All reports, documents and information provided by the Company to Pledgee after this Agreement comes into force in connection with the Pledged Equity and all matters as required for this Agreement are true, valid and complete in material respects when they are provided.

8.4.
This Agreement, once duly executed by the Company, constitutes the legal, effective and binding obligation of the Company.

8.5.
The Company has full corporate internal power and authorization to execute and deliver this Agreement and any other documents to be executed by it in connection with the transaction under this Agreement, and it has full power and authorization to complete the transaction under this Agreement.

8.6.
There is no pending or, to the knowledge of the Company, threatening litigation, legal proceeding or claim in any court or arbitral tribunal against Party B or its assets, and, meanwhile, there is no pending or, to the knowledge of the Company, threatening litigation, legal proceeding or claim in any governmental authority or administrative authority against the Company or its assets, which will have adverse effect on the economic condition of the Company or Pledgors’ abilities to perform the obligations and security liabilities under this Agreement.

8.7.
The Company hereby agrees to be jointly and severally liable to Pledgee for the representations and warranties made by each Pledgor under Clause 7.4, 7.5, 7.6, 7.8 and 7.10 of this Agreement.

8.8.
The above representations and warranties made by the Company to Pledgee will be true, accurate and complete at any time and in any condition prior to the full performance of the Contractual Obligations or full discharge of the Secured Debts, and will be fully complied with.

9.
Undertakings of Pledgors

Each Pledgor undertakes to Pledgee that:

9.1.
Without the prior written consent of Pledgee, Pledgors shall not create any new pledge or encumbrance over the Pledged Equity. Any pledge or any other encumbrance created over all or part of the Pledged Equity without the prior written consent of Pledgee shall be ineffective.

9.2.
Without the prior written notice to and the prior written consent of Pledgee, Pledgors shall not transfer the Pledged Equity, and all of Pledgors’ actions of proposed transfer of the Pledged Equity are ineffective. Whether the prior written consent of Pledgee is obtained or not, the proceeds from transfer of the Pledged Equity by Pledgors shall be first used to prepay Pledgee for the Secured Debts or lodged with the third party as agreed with Pledgee to continue to secure the Secured Debts.

9.3.
When there is any lawsuit, arbitration or other claim which may have adverse effects on the interests or the Pledged Equity of Pledgors or Pledgee under the VIE Agreements, Pledgors assure that they will timely notify Pledgee in writing as soon as possible, and as reasonably requested by Pledgee, take all necessary measures to ensure the pledge interests of Pledgee in the Pledged Equity.

9.4.
Pledgors undertake to complete the registration procedures for the extension of the term of operation of the Company within three (3) months prior to the expiration of the term of operation of the Company in order for the validity of this Agreement to continue.

9.5.
Pledgors shall not engage in or permit any action or act that may have adverse effects on the interests or Pledged Equity of Pledgee under the VIE Agreements. Pledgors shall waive their rights of first refusal when the Pledged Equity are realized by Pledgee, and agree to the relevant equity transfer.

9.6.
Pledgors assure that, as reasonably requested by Pledgee, they will take all measures and execute all documents (including but not limited to the supplements to this Agreement) necessary to ensure the pledge interests of Pledgee in the Pledged Equity and the exercise and realization of such rights.

9.7.
When the exercise of the pledge rights hereunder causes any transfer of the Pledged Equity, Pledgors assure that they will take all measures to realize such equity transfer.

9.8.
Pledgors ensure that the convening procedures, voting manner and contents of the shareholders’ meeting and the board of directors’ meeting convened for the purpose of concluding this Agreement, creating the pledge and exercising the pledge do not violate laws, administrative regulations or the articles of associations.

9.9.
Pledgors guarantee to Pledgee that Pledgors, together with the other shareholders, are jointly and severally liable for the obligations under this agreement.

10.
Undertakings of the Company
10.1.
If there is any consent, license, waiver or authorization required to be obtained from any third person or any approval, permit, exemption of any government authority, or any registration or filing formalities (if required by laws) with any government authority in respect of the execution and performance of this Agreement and the equity pledge under this Agreement, the Company will endeavor to assist in obtaining and keeping in full force and effect such documents during the term of this Agreement..

10.2.
Without the prior written consent of Pledgee, it will not help or permit Pledgors to create any new pledge or any other security interests on the Pledged Equity.

10.3.
Without the prior written consent of Pledgee, it will not help or permit Pledgors to transfer the Pledged Equity.

10.4.
When there is any lawsuit, arbitration or other claim which may have adverse effects on the Company, the Pledged Equity or the interests of Pledgee under the VIE Agreements, the Company assures that it will timely notify Pledgee in writing as soon as possible, and as reasonably requested by Pledgee, take all necessary measures to ensure the pledge interests of Pledgee in the Pledged Equity.

10.5.
The Company undertakes to complete the registration procedures for the extension of the term of operation of the Company within three (3) months prior to the expiration of the term of operation of the Company in order for the validity of this Agreement to continue.

10.6.
The Company shall not engage in or permit any action or act that may have adverse effects on the interests or Pledged Equity of Pledgee under the VIE Agreements.

10.7.
The Company assures that, as reasonably requested by Pledgee, it will take all measures and execute all documents (including but not limited to the supplements to this Agreement) necessary to ensure the pledge interests of Pledgee in the Pledged Equity and the exercise and realization of such rights.

10.8.
When the exercise of the pledge rights hereunder causes any transfer of the Pledged Equity, the Company assures that it will take all measures to realize such equity transfer.

11.
Change in Circumstances
11.1.
Subject to no contradiction with other terms of the VIE Agreements, if any promulgation of or any amendment to any PRC Laws, regulations or rules, or any change of the interpretation or application of such laws, regulations and rules, or any change of relevant registration procedures at any time makes Pledgee believe that the maintenance of the validity of this Agreement and/or the disposal of Pledged Equity in the manner provided by this Agreement becomes illegal or violates such laws, regulations or rules, Pledgors and Party B shall, as instructed by Pledgee in writing and as reasonably requested by Pledgee, immediately take any action and/or execute any agreement or other document in order to:
1)
maintain the validity of this Agreement;
2)
dispose of the Pledged Equity in the manner provided by this Agreement; and/or
3)
maintain the security created or intended to create by this Agreement.

12.
Term of Pledge
12.1.
This Agreement shall become effective when it has been duly signed by the Parties and the pledge of equity under this Agreement has been recorded in the Company’s register of shareholders in accordance with the law. And Pledgors shall, in good faith, make every effort to register such equity pledge with the competent administrative department for industry and commerce within the shortest possible time, and for this purpose, Pledgors shall apply for registration with the competent administrative department for industry and commerce as soon as possible after the effective date of this Agreement.

Pledgors shall deliver to Pledgee for safekeeping the certificate of its equity contribution in the Company and the register of shareholders recording the pledge right on the effective date of this Agreement. Pledgors shall provide Pledgee with the certificate of registration of the pledge issued by the administration department for industry and commerce in a form satisfactory to Pledgee after the effective date of this Agreement upon the request of Pledgee. Pledgee shall keep these items for the entire duration of the pledge under this Agreement.

12.2.
The term of this Agreement shall be until the Contractual Obligations have been fully performed or the Secured Debts have been fully discharged.

13.
Notice
13.1.
Any notices, requests, demands and other communications required by or under this Agreement shall be in writing and served on the Party concerned.

13.2.
The abovementioned notice or other communication shall be deemed to be served: upon dispatch if sent by facsimile; upon personal delivery if delivered in person; five (5) days after posting if sent by mail; or on the date of receipt by the Party to be served if sent by courier. However, if the notice is returned due to the fault of the Party to be served or the Party to be served refuses to sign for it, the notice shall be deemed to be served on the date it is returned. If the notice is sent in more than one of the above forms at the same time, the earliest deemed time of delivery shall prevail.

14.
Miscellaneous
14.1.
Pledgors and the Company agree that Pledgee may assign its rights and/or obligations under this Agreement to any third party upon notice by Pledgee to Pledgors and the Company; but Pledgors or the Company shall not assign their respective rights and obligations under this Agreement to any third party unless Pledgee agrees in writing in advance. Pledgors, the Company and their successor or permitted assignee (if any) shall continue to perform their respective obligations under this Agreement.

14.2.
The amount of Secured Debts determined by Pledgee on its own when exercising its pledge right over the Pledged Equity pursuant to the provisions of this Agreement shall be the definitive evidence for the Secured Debts under this Agreement.

14.3.
This Agreement is drawn up in Chinese in four originals. Each of the Parties shall hold one counterpart.

14.4.
The execution, validity, interpretation, performance, revision and termination of this Agreement and dispute settlement in respect hereof shall be governed by the PRC Law.

14.5.
Any dispute arising from, or in connection with, this Agreement shall be settled through friendly negotiation. If such dispute fails to be settled within thirty (30) days after the dispute arises, either Party shall have the right to submit such dispute to arbitration. The Parties agree to submit such dispute to Shanghai International Arbitration Center for arbitration in accordance with its arbitration rules then in effect. The place of the arbitration shall be Shanghai. The arbitral award shall be final and legally binding on the Parties.

14.6.
Any right, power and remedy granted to a Party under any provisions of this Agreement shall not preclude any other right, power or remedy available to such Party pursuant to laws and other provisions under this Agreement, and the exercise by a Party of its rights, powers and remedies shall not preclude the exercise by such Party of its other rights, powers and remedies.

14.7.
No failure or delay by a Party in exercising any of its rights, powers and remedies pursuant to this Agreement or laws (“Such Party’s Rights”) shall be construed as a waiver of Such Party’s Rights, and no single or partial waiver of Such Party’s Rights shall preclude the exercise by such Party of such rights in other way and the exercise of other Such Party’s Rights.

14.8.
The headings to Clauses of this Agreement are inserted for index only, and in no event shall be used for, or affect, the interpretation of the provisions of this Agreement.

14.9.
Each provision of this Agreement is severable and distinct from the others and, if any one or more provision hereof becomes invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected.

14.10.
Any amendment or supplement to this Agreement must be in writing and, except for the assignment by Pledgee of its rights under this Agreement in accordance with the provisions of Clause 14.l, no amendment or supplement to this Agreement shall be effective until it has been duly signed by the Parties hereto.

14.11.
This Agreement shall be binding on the legal successors of the Parties.

14.12.
Concurrently with the execution of this Agreement, each Pledgor shall execute a power of attorney (“Power of Attorney”) for any person designated by Pledgee to execute any and all legal documents necessary for Pledgee to exercise its rights under this Agreement on behalf of Pledgors. Such Power of Attorney shall be deposited with Pledgee and may be delivered by Pledgee to the relevant governmental authorities at any time if required.

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of the Equity Pledge Agreement.)

Peiqing Tian

Signature: /s/ Peiqing Tian

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of the Equity Pledge Agreement.)

Suhua Zhu

Signature: /s/ Suhua Zhu

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of the Equity Pledge Agreement.)

Shanghai Fuxi Information Technology Service Co., Ltd. [Company Seal Affixed]

(There is no text on this page which is the signature page

of the Equity Pledge Agreement.)

Shanghai Four Seasons Education Investment Management Co., Ltd. [Company Seal Affixed]